Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: PAM HAMILTON
April 18, 2008	415-381-8198
pam@hamiltoninkpr.com

BANK OF MARIN BANCORP ANNOUNCES
FIRST QUARTER EARNINGS UP 10%

Novato, CA--- Bank of Marin Bancorp (Nasdaq: BMRC) President and CEO Russell A. Colombo announced first quarter 2008 earnings for Bank of Marin Bancorp (Bancorp) of $3.3 million, up $302 thousand, or 10.2%, from the same period in 2007. Diluted earnings per share were $0.63 in the first quarter of 2008, compared to $0.55 in the first quarter of 2007, up 8 cents, or 14.5%.

The first-quarter 2008 net income includes a pre-tax non-recurring gain of $457 thousand related to the mandatory redemption of a portion of Bank of Marin’s (the Bank) shares in Visa Inc., which became a public company through an initial public offering (IPO) on March 19, 2008. In addition, in the first quarter of 2008 Bancorp reversed a pre-tax charge of $242 thousand that was originally recorded in the fourth quarter of 2007, for the potential obligation to Visa Inc. in connection with certain litigation indemnifications provided to Visa Inc. by Visa member banks. Subsequent to its IPO, Visa Inc. established an escrow account from which it plans to pay any potential settlements.

First-quarter 2007 net income included a $520 thousand pre-tax unrealized gain on the indirect auto loan portfolio in conjunction with the Bank’s decision to sell the portfolio and record it at fair market value.  “We are very pleased with such solid results in a difficult economic environment.  Our results speak to the strength and stability of the Bank, as this management team is successfully executing its strategic plan,” said Colombo.

Loans totaled $769.5 million at March 31, 2008. Excluding the indirect auto portfolio, which was sold in the second quarter of 2007, loans increased 17.3% over the first quarter of 2007.  Credit quality remains strong with $244 thousand in non-performing loans at March 31, 2008.  Loan recoveries exceeded loan charge-offs by $9 thousand in the first quarter of 2008 compared to net recoveries of $2 thousand in the same period a year ago.  “We are delighted with this elevated level of loan growth,” said Christina Cook, Chief Financial Officer, “and we continue to maintain excellent credit quality.  The Bank has not participated in subprime lending nor do we hold investment securities backed by subprime loans.” The loan loss provision in the first quarter of 2008 equaled $615 thousand compared to $65 thousand in the comparable quarter last year. The increase supports the significant level of loan growth that the Bank experienced in the first quarter of 2008. The allowance for loan losses as a percentage of loans totaled 1.07% at March 31, 2008, unchanged from a year ago and up two basis points from December 31, 2007.

Deposits totaled $760.2 million at March 31, 2008, which represents a decline of 1.8% from March 2007.  “Our strategy has been to provide competitive rates to our loyal customers, without irrationally chasing the most rate-sensitive deposits, which cannot be relied on as a stable funding source,” said Colombo. “The decline is a reflection of general economic uncertainty combined with an overall lack of liquidity in the industry.”

During the first quarter of 2008, loan growth of $44.7 million maintained a mix of loans that is relatively unchanged from December 31, 2007.  The first-quarter 2008 decline in deposits of $74.5 million included a $53 million short-term deposit placed with the Bank in December of 2007, which left the Bank in January of 2008.  This combined loan and deposit activity caused the change from a Fed funds sold position of $47.5 million at December 31, 2007 to a borrowing position of $55.3 million at March 31, 2008.

The first quarter of 2008 was marked by financial turmoil, resulting in continued decreases in the Federal funds target rate by the Federal Reserve Board.  “The Bank has weathered this volatile market by carefully managing its loan, deposit and investment portfolios,” said Cook, “which resulted in an improved net interest margin.”  Net interest income of $11.3 million in the quarter ended March 31, 2008 increased $1.3 million, or 12.9%, from the prior year. The net interest margin expanded to 5.41% in the first quarter of 2008 compared to 5.00% in the same period in 2007.

Non-interest income in the first quarter of 2008, excluding the $457 thousand pre-tax non-recurring gain on the sale of Visa Inc. shares referred to above, totaled $1.2 million. Excluding the $520 thousand pre-tax non-recurring gain recorded in the first quarter of 2007 related to the market valuation of the indirect auto portfolio, this represents an increase of $257 thousand, or 26.0%, from $1.0 million in the same period in 2007. “We are pleased that our focus on less volatile non-interest earnings has shown excellent results,” said Colombo. “We will continue to offer new services to enhance our product base, attract new customers and provide a continuing source of fee income.”

Non-interest expense in the first quarter of 2008, excluding the reversal of the $242 thousand Visa Inc. litigation accrual discussed earlier, totaled $7.2 million and increased by $554 thousand, or 8.3%, from the same period a year ago.  The increase includes higher FDIC premiums, ongoing professional fees in connection with the holding company formed mid-2007, more planned expenditures for marketing and advertising, as well as higher data processing and information technology costs.

In November 2007, Bancorp initiated a stock repurchase plan to buy back up to $5 million of its common stock.  Bancorp repurchased 31,602 shares during the first quarter of 2008 for a total cost of $950 thousand, including commissions, bringing the total amount repurchased under this program to $2.5 million. Bancorp’s return on equity increased to 14.63%, up 27 basis points in the first quarter of 2008 compared to the same quarter a year ago.

The financial information periods presented subsequent to July 1, 2007 relates to Bank of Marin Bancorp, which was formed on July 1, 2007, while information pertaining to prior periods relates to the Bank of Marin.  This information is comparable between periods as the only subsidiary of Bank of Marin Bancorp is Bank of Marin.

Bank of Marin has eleven branch offices with locations in Strawberry, Corte Madera, downtown San Rafael, Andersen Drive and Northgate in San Rafael, Ignacio, downtown Novato, Sausalito and three offices in Petaluma. The Bank has a commercial loan production office in San Francisco. The Bank’s administrative offices are located in Novato, and its Wealth Management Services are located in Corte Madera, Novato and Petaluma.  The Bank’s twelfth branch, to be located in Mill Valley, is scheduled to open late in the second quarter of 2008.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services.  These and other important factors are detailed in various securities law filings made periodically by Bancorp or the Bank, copies of which are available from Bancorp without charge.  Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
Year To Year Comparison
March 31, 2008

FIRST QUARTER	QTR 2008	QTR 2007	CHANGE	% CHANGE

NET INCOME	$3,276,000	$2,974,000	$302,000	10.2%

DILUTED EARNINGS PER SHARE	$0.63	$0.55	$0.08	14.5%

RETURN ON ASSETS (ROA)	1.48%	1.39%	0.09%	6.5%

RETURN ON EQUITY (ROE)	14.63%	14.36%	0.27%	1.9%

EFFICIENCY RATIO	53.89%	58.14%	(4.25%)	(7.3%)

NET INTEREST MARGIN	5.41%	5.00%	0.41%	8.2%

AT PERIOD END	March 31, 2008	March 31, 2007	CHANGE	% CHANGE

TOTAL ASSETS	$919,839,000	$881,550,000	$38,289,000	4.3%

TOTAL DEPOSITS	$760,162,000	$774,029,000	$(13,867,000)	(1.8%)

TOTAL LOANS	$769,530,000	$736,115,000	$33,415,000	4.5%

TOTAL NONPERFORMING LOANS	$244,000	$117,000	$127,000	108.5%

LOAN LOSS RESERVE TO LOANS	1.07%	1.07%	---	---

LOAN LOSS RESERVE TO NON-PERFORMING LOANS	33.6	x	60.2	x	(26.6	)x	(44.2%)

STOCKHOLDERS' EQUITY	$90,713,000	$81,656,000	$9,057,000	11.1%

BOOK VALUE PER SHARE	$17.68	$15.81	$1.87	11.8%

TOTAL CAPITAL TO ASSETS	9.86%	9.26%	0.60%	6.5%

TOTAL RISK BASED CAPITAL RATIO-BANK*	11.4%	11.4%	---	---

TOTAL RISK BASED CAPITAL RATIO-BANCORP*	11.9%	N/A

*Current period estimated
N/A =not applicable

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENT OF CONDITION
at March 31, 2008, December 31, 2007 and March 31, 2007

(in thousands, except share amounts - March 31, 2008 and March 31, 2007 unaudited)	March 31, 2008	December 31, 2007	March 31, 2007

Assets
Cash and due from banks	$28,328	$28,765	$31,088
Fed funds sold	---	47,500	900
Cash and cash equivalents	28,328	76,265	31,988

Investment securities
Held to maturity, at amortized cost	20,297	13,182	13,132
Available for sale (at fair market value, amortized cost $73,747 at 3/31/08, $87,450 at 12/31/07 and $71,222 at 3/31/07)	74,118	86,989	70,430
Total investment securities	94,415	100,171	83,562

Auto loans held for sale (at fair market value, upaid principal $81,465 at 3/31/07)	---	---	79,999
Loans, held in portfolio (at amortized cost), net of allowance for loan losses of $8,199 at 3/31/2008, $7,575 at 12/31/07 and $7,042 at 3/31/07	761,331	717,303	649,074
Total loans, net	761,331	717,303	729,073
Bank premises and equipment, net	7,887	7,821	8,259
Interest receivable and other assets	27,878	32,341	28,668

Total assets	$919,839	$933,901	$881,550

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$204,875	$220,272	$211,756
Interest bearing
Transaction accounts	76,461	110,174	77,186
Savings and money market	396,463	421,255	397,978
Time	82,363	82,941	87,109
Total deposits	760,162	834,642	774,029

Federal funds purchased and Federal Home Loan Bank Borrowings	55,300	---	14,600
Subordinated debenture	5,000	5,000	5,000
Interest payable and other liabilities	8,664	6,485	6,265

Total liabilities	829,126	846,127	799,894

Stockholders' Equity
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding - 5,131,546 shares at 3/31/08, 5,122,971 at 12/31/07 and 5,165,857 at 3/31/07	50,959	51,059	52,458
Retained earnings	39,539	36,983	29,657
Accumulated other comprehensive gain (loss), net	215	(268)	(459)

Total stockholders' equity	90,713	87,774	81,656

Total liabilities and stockholders' equity	$919,839	$933,901	$881,550

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENT OF OPERATIONS
for the three months ended March 31, 2008, December 31, 2007 and March 31, 2007

(in thousands, except per share amounts - March 31, 2008 and March 31, 2007 unaudited)	March 31, 2008	December 31, 2007	March 31, 2007

Interest income
Interest and fees on loans held in portfolio	$13,312	$13,662	$12,696
Interest on auto loans held for sale	---	---	1,108
Interest on investment securities
U.S. Treasury securities	---	---	8
Securities of U.S. Government agencies	867	1,045	842
Obligations of state and political subdivisions (tax exempt)	161	121	118
Corporate debt securities and other	89	320	98
Interest on Federal funds sold	112	552	2
Total interest income	14,541	15,700	14,872

Interest expense
Interest on interest bearing transaction accounts	88	76	77
Interest on savings and money market deposits	2,191	3,109	3,392
Interest on time deposits	751	837	869
Interest on borrowed funds	221	199	537
Total interest expense	3,251	4,221	4,875

Net interest income	11,290	11,479	9,997
Provision for loan losses	615	345	65
Net interest income after provision for loan losses	10,675	11,134	9,932

Non-interest income
Service charges on deposit accounts	406	357	248
Wealth Management Services	336	325	275
Net gain on indirect auto portfolio	---	---	520
Net gain on redemption of shares in Visa, Inc.	457	---	---
Other income	503	549	465
Total non-interest income	1,702	1,231	1,508

Non-interest expense
Salaries and related benefits	4,158	3,836	3,963
Occupancy and equipment	768	716	710
Depreciation and amortization	318	317	301
Data processing	445	403	418
Professional services	406	442	318
Other expense	906	1,314	979
Total non-interest expense	7,001	7,028	6,689
Income before provision for income taxes	5,376	5,337	4,751

Provision for income taxes	2,100	2,079	1,777
Net income	$3,276	$3,258	$2,974

Net income per common share:
Basic	$0.64	$0.63	$0.57
Diluted	$0.63	$0.62	$0.55

Weighted average shares used to compute net income per common share:
Basic	5,136	5,158	5,231
Diluted	5,238	5,280	5,417

Dividends declared per common share	$0.14	$0.13	$0.12